UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. 1 )

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NORTHERN GROWERS, LLC
(Name of Registrant As Specified In Its Charter)
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Northern Growers, LLC

48416 144th Street

Big Stone City, South Dakota 57216

NOTICE OF 2008 ANNUAL MEETING OF MEMBERS

TO BE HELD ON

JULY 28, 2008

Members of Northern Growers, LLC:

Notice is hereby given that the 2008 Annual Meeting of Members of Northern Growers, LLC will be held at the Milbank High School Theater, 1001 East Park Avenue, Milbank, South Dakota, and will commence on July 28, 2008 at 7 p.m., local time, for the following purposes:

1.                                      To elect five individuals to the Board of Managers, four of whom will represent District One and one of whom will represent District Two. District One consists of South Dakota and all states lying to the north, south and west. District Two consists of Minnesota and all states lying to the south and east; and

2.                                      To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you have any questions regarding the information in the Information Statement, please call us at (605) 862-7902. The foregoing items of business are more fully described in the Information Statement accompanying this Notice.

Only members of record at the close of business on April 1, 2008 will be entitled to notice of the Annual Meeting and to vote on items of business before or at the Annual Meeting. Our Board of Managers is not aware of any other business to come before the Annual Meeting.  Your attendance at the Annual Meeting is important to help assure the presence of a quorum at the Annual Meeting. All members are cordially invited and encouraged to attend the Annual Meeting.

BY ORDER OF THE BOARD OF
MANAGERS

/s/ Steve Street
Steve Street
President of the Board of Managers
Big Stone City, South Dakota

June 17, 2008

EACH MEMBER IS STRONGLY URGED TO ATTEND THE ANNUAL MEETING IN ORDER TO VOTE.  WE ARE NOT ASKING YOU FOR A PROXY OR A BALLOT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR BALLOT.

Northern Growers, LLC

48416 144th Street

Big Stone City, South Dakota 57216

INFORMATION STATEMENT

2008 ANNUAL MEETING OF MEMBERS

JULY 28, 2008

VOTING INFORMATION

You may only cast your membership vote by attending the Annual Meeting of Members of Northern Growers, LLC (also referred to in this Information Statement as the “Company,” “we,” “our,” or “us”) to be held at 7:00 p.m. on July 28, 2008, at the Milbank High School Theater, 1001 East Park Avenue, Milbank, South Dakota, or at any adjournment thereof. The 2008 Annual Meeting of Members was originally scheduled on June 11, 2008, but was postponed by us on June 11, 2008 due to flooding in the Milbank, South Dakota area.

Outstanding Capital Units and Voting Rights

Members of record at the close of business on April 1, 2008 are entitled to vote and attend the Annual Meeting.  As of that date, we had a total of 50,628,000 Class A Capital Units issued and outstanding, held by 966 members. Ten percent (10%) of the members or a total of 97 members, represented in person at the meeting, will constitute a quorum at meeting of the members.

Each member may cast only one vote on each matter coming to a vote of the members, regardless of the number of Class A Capital Units owned by such member. A detailed explanation of your voting rights and the procedures for voting can be found under the “Voting Instructions and Procedures” description within the item to be presented to the members for vote.

This Information Statement is being made available or given to our members beginning on approximately June 18, 2008, along with our 2007 Annual Report on Form 10-K.

Attendance and Voting at the Annual Meeting

You are only entitled to vote at the Annual Meeting by attending the meeting and submitting your vote in person.  We are NOT asking for a proxy or a ballot – you are requested not to send us a proxy or ballot.  You may only vote by attending the Annual Meeting.

If you have any questions regarding this Information Statement, please call Kari Casper, our membership coordinator, at (605) 862-7902.

MATTERS TO BE VOTED UPON

ELECTION OF MANAGERS

The one item for consideration for the 2008 Annual Meeting is the election of five managers to the Board for three-year terms. The managers will represent District One, which consists of South Dakota and all states lying to the north, south and west, and District Two, which consists of Minnesota and all states lying to the south and east.  Members residing in District One will cast ballots and elect four managers to the Board. Members in District Two will cast ballots and elect one manager. The following nominees have been nominated by our Nomination Committee for the 2008 election:

District One

Name	Term Expiration
Wendell Falk	2011
Mark Lounsbery	2011
Robert Narem	2011
Bill Whipple	2011

District Two

Name	Term Expiration
Robert Wittnebel	2011

The Board has not taken a position on recommending any of the above nominees for election by the members.

Voting Instructions and Procedures

Each member is entitled to cast one vote for each matter to be voted on at the 2008 Annual Meeting, regardless of the number of capital units he or she owns. For purposes of the 2008 Annual Meeting, because we will be electing four managers to the Board from District One, there are four matters to be voted on by the members from this district. This means that if you reside in District One, you may cast a vote four separate times for any of the four nominees. For example, you may cast one vote for any of the nominees, cast a second vote for a second nominee, cast a third vote for a third nominee, and cast a final vote for a fourth nominee. If you reside in District Two, there is just one nominee for which to cast your vote.

The voting district for individual members is determined by the location of your residence, and members that are partnerships, firms, corporations, unincorporated associations, or cooperatives are included in the district where your principal executive office is located.

Information About Nominees

Our members will elect five managers to the Board, each to serve three-year terms. The following contains certain information with respect to the nominees for managers of the Board, each of whom has indicated their willingness to serve:

Name, Address and Board Position, if any	District	Age	Board Member Since	Background
Wendell Falk 45384 154th St. South Shore, South Dakota 57265	One	37	2005

Wendell has been a farmer for the past 10 years. He and his wife own and operate Wendell Falk Farms. He graduated from South Dakota State University, Brookings, South Dakota, in 1992 with an Associate Degree in General Agriculture.

Mark Lounsbery 16453 482nd Ave. Revillo, South Dakota 57259	One	61	1999	Mark has been a farmer for the past 35 years. He is a former director of the South Dakota Corn Utilization Council and is a current director of the American Corn Growers Association.

Robert Narem 14313 469th Ave. Twin Brooks, South Dakota 57269 Chief Executive Officer	One	52	1999

Robert has been employed with Soil Consultant, Inc. as an agronomist since 1982 and serves as its president. He is a member of the South Dakota Independent Crop Consultant Association, vice president of the South Dakota Certified Crop Advisor Committee, and supervisor of Kilborn Township. He is board member of Mountain View Harvest Coop and Gerald, LLC, a commercial baking company. He graduated from South Dakota State University, Brookings, South Dakota, in 1977, with a Bachelor of Science Degree in Park Management and in 1982 with a Masters of Science Degree in Agronomy.

Bill Whipple 13453 460th Avenue Wilmot, South Dakota 57279 Audit Committee	One	63	1999

Bill has been a farmer for over 35 years with Whipple Ranch, Inc., where he is president and manager. He has served as a director of the South Dakota Corn Growers Association. He graduated from South Dakota State University, Brookings, South Dakota, in 1969 with a Bachelor of Science Degree in Animal Science.

Robert Wittnebel 2971 121st Ave. Nassau, Minnesota 56257 Audit and Nomination Committees	Two	68	2002

Robert has been a farmer for over 37 years. He is a member of the American Legion, VFW, and Trinity Lutheran Church. He also serves as a director of Hilltop Residence and Madison Lutheran Home. He graduated from South Dakota State University, Brookings, South Dakota, in 1961 with a Bachelor of Science Degree in Agricultural Education.

INFORMATION ABOUT CURRENT BOARD OF MANAGERS

The table below describes important information about the managers of the Board whose term of office will continue after the 2008 Annual Meeting.

Name, Address and Board Position, if any	District	Age	Board Member Since	Term Expiring	Background
Ronald Anderson 47895 S.D. Hwy. 158 LaBolt, South Dakota 57246 Audit and Nomination Committees	One	64	1999	2009

Ron has been a farmer for nearly 42 years. He served as a director of the Nassau Farmers Elevator for 12 years and as its chairman for six years. He assisted with the organization of the Grant County Soybean Association, serving as its president for six years. He is an active member of American Lutheran Church in Milbank, South Dakota. He attended Augustana College, Sioux Falls, South Dakota for one year before returning to farming in 1964.

LeRoy Bergan 15445 442nd Avenue, Florence, SD 57235	One	70	2007	2010

Leroy is a retired farmer who farmed for over 30 years. He is currently an independent wellness consultant for Nikken, Inc., of Irvine, California, and has served since 1991 on the board of directors for Codington-Clark Electric Coop, Inc., representing District 3. He graduated from South Dakota State University, Brookings, South Dakota, in 1959 with a Bachelor of Science Degree in Agriculture Education, and in 1969 with a Masters of Education Degree.

R. Lars Herseth 39949 114th Street Houghton, South Dakota 57449	One	61	2003	2009

Lars has been a farmer since 1969. He is a former State Representative and State Senator with the South Dakota Legislature, serving for 12 years and 8 years, respectively. He currently serves as a director of the American Coalition of Ethanol and as a member of the South Dakota Corn Utilization Council. He graduated from the University of South Dakota, Vermillion, South Dakota, in 1969 with a Bachelor of Arts Degree in Government and History.

Robert Metz 46602 127th Street Browns Valley, Minnesota 56219 Vice President; Audit Committee	One	50	1999	2010

Robert has been a farmer for the past 31 years. He represents South Dakota as chairman of the American Soybean Association and serves as post chairman of the National Bio-Diesel Board. He serves as a member of the South Dakota Corn Growers Association and Farm Credit Ag Advisory board, and is trustee of St. Anthony’s Catholic Church. He is also a former board member of the Browns Valley School District and the Browns Valley Community Elevator.

Jeff Olson 2494 300th Street Madison, Minnesota 56256	Two	45	2004	2010

Jeff has been a farmer for the past 21 years. He currently serves as a director of the Lac Qui Parle County Planning and Zoning Committee. He graduated from South Dakota State University, Brookings, South Dakota, in 1985 with a Bachelor of Science Degree in Agriculture Education.

Ronald Olson 44228 150th Street Waubay, South Dakota 57273	One	44	1999	2010

Ron has been a farmer for the past 24 years. He currently serves as a director of the South Dakota Corn Utilization Council and serves on an Action Team for the U.S. Grains Council. He graduated from South Dakota State University, Brookings, South Dakota, in 1986 with an Associate Degree in General Agriculture.

Heath Peterson 16948 482nd Ave. Revillo, South Dakota 57259	One	38	2006	2009

Heath has been a farmer for 16 years. He currently serves as a member of the South Dakota Corn Growers Association, and is a former director of the Revillo Farmers Elevator Board. He graduated from Lake Area Vocational School in 1992.

Delton Strasser 13975 SD Hwy. 123 Wilmot, South Dakota 57279 Secretary/Treasurer; Nomination Committee	One	63	1999	2009

Del has been a farmer for over 38 years. He is president of the board of Northern Lights Ethanol (d/b/a POET™ Biorefining - Big Stone) and president of Zion Community Church. He is a former director and chairman of the South Dakota Corn Utilization Council and former director of National Corn Growers Association. He attended Trinity College, Chicago, Illinois, for one year.

Steve Street 16153 486th Avenue Revillo, South Dakota 57259 President	One	57	1999	2010

Steve has been a farmer for over 31 years. He currently serves as a State Representative for District 4 in the South Dakota Legislature, as well as a director of the South Dakota Corn Utilization Council. He is also treasurer of Adams Township and was formerly president of the Revillo Grain Elevator. He graduated from South Dakota State University in Brookings, South Dakota, in 1972 with a Bachelor of Science Degree in Agronomy.

Determination of Manager Independence

The Board has considered the independence of the nominees for election at the Annual Meeting and the continuing Board under the corporate governance rules of the Nasdaq Stock Market (“NASDAQ”). The Board has determined that all of the nominees and continuing managers of the Board are independent under NASDAQ corporate governance rules with the exception of Bob Narem. Mr. Narem is not independent because of his service as an executive officer of the Company and not due to any other transactions or relationships.

Meetings of the Board of Managers

The Board held ten regularly scheduled meetings during the fiscal year ended December 31, 2007.  With the exception of Robert Metz, each manager of the Board attended at least 75% of the meetings of the Board and committee on which he served during the year ended December 31, 2007. The Company does not have an attendance policy regarding a Board member’s attendance at an annual meeting, though each manager of the Board was present at last year’s annual meeting in June except for Bill Whipple.

Committees of the Board of Managers

The Board has an Audit Committee and Nomination Committee, but does not have a standing Compensation Committee. There is no standing compensation committee because the Board believes that due to the size and structure of management, the need for a separate committee is unnecessary; therefore, the entire 14 members of the Board participate in the consideration of executive officer and manager compensation.  The scope, role, and authority of the Board in determining Board and executive compensation is discussed below under “Compensation Discussion and Analysis.”

Audit Committee

Charter, Composition, Meetings and Financial Expert

The Audit Committee operates under a charter adopted by the Board, a copy of which is attached to the Information Statement as Appendix I.  The Audit Committee is comprised of the following members: Ron Anderson, Robert Metz, Bill Whipple, and Robert Wittnebel. Under the charter, the Audit Committee must have three members, each of whom is independent within the meaning of NASDAQ rules, with one exception.  Under the exception, a member is not precluded from serving on the Audit Committee as a result of a payment received from our subsidiary, Northern Lights Ethanol, LLC (d/b/a POET™ Biorefining - Big Stone), for the sale and delivery of corn to the plant.  Of the Audit Committee members, only Robert Wittnebel is independent within the meaning of the rules of NASDAQ; Messrs. Anderson, Metz and Whipple are not independent because of the payment they receive from our subsidiary, POET™ Biorefining – Big Stone, for the sale and delivery of corn to it. The Audit Committee held five meetings during the fiscal year ended December 31, 2007. Because our Board members are generally farmers, as is common for producer-based agricultural entities, we do not have an audit committee financial expert serving on our Audit Committee.

Audit Committee Report

The following Audit Committee Report was delivered to our Board by the Audit Committee on March 9, 2008.  The Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The Audit Committee oversees our accounting and financial reporting process and assists the Board in fulfilling its oversight responsibilities.  Our management has the primary responsibility for the financial statements and the reporting process.  Our independent auditor, Eide Bailly, LLP, is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2007.  The Audit Committee has discussed with Eide Bailly the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.  The Audit Committee has received and reviewed the written disclosures and the letter from Eide Bailly required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Public Company Accounting Oversight Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

THE AUDIT COMMITTEE,

Robert Wittnebel, Chair

Ron Anderson

Robert Metz

Bill Whipple

Independent Accountants

Audit Fees.  Eide Bailly has billed us a total amount of $83,100 and $88,900 in December 31, 2007 and December 31, 2006, respectively, for professional services rendered for the audit of the Company’s various financial statements, and the reviews of the financial statements included in the Company’s Form 10-Q for the 2007 and 2006 fiscal years.

Audit-Related Fees.  Eide Bailly did not perform any audit-related services as of December 31, 2007 and December 31, 2006.

Tax Fees.  Eide Bailly has billed us a total amount of $37,561 and $12,660 for professional tax services rendered as of December 31, 2007 and December 31, 2006, respectively. The tax services included preparation of federal tax returns and consultation regarding federal tax laws.

All Other Fees.  Eide Bailly has billed us a total of $1,270 and $0 for all other services rendered as of December 31, 2007 and December 31, 2006. The services rendered in 2007 pertained to the analysis of a wind project and an issue surrounding the consolidation of the financial statements with a wind project entity.

Audit Committee Pre-Approval Policy

Before our independent auditor, Eide Bailly, can complete any audit or non-audit related service, the definitions of which can be found in our Audit Committee Charter, the Audit Committee is required to pre-approve the necessary service. Each service of Eide Bailly is required to be pre-approved in writing indicating the service to be performed and the costs related to such service.  The Audit Committee is prohibited from approving any service if it determines that the independence of Eide Bailly may be impaired in connection with its audit service function. Eide Bailly is also prohibited from performing certain non-audit services as defined under the Audit Committee Charter. During 2007, all such non-audit fees were pre-approved by the Audit Committee.

Nomination Committee

The Nomination Committee operates under a charter adopted by the Board, a copy of which can be found on our website at www.poetenergy.com, then clicking “Meet POET,” “Plants,” “Big Stone, SD,” and finally “Become an Investor.”  The Nomination Committee is currently comprised of three managers on the Board— Ron Anderson, Delton Strasser and Bob Wittnebel. all of whom are independent within the meaning of the corporate governance rules under NASDAQ. The Nomination Committee held one meeting during the fiscal year ended December 31, 2007.

The Nomination Committee oversees the identification, evaluation and recommendation of individuals qualified to be managers of the Board of the Company. The major responsibilities of the Nomination Committee are:

•                  Develop a nomination process for candidates for the Board;

•                  Establish criteria and qualifications for membership on the Board;

•                  Identify candidates to fill positions on the Board;

•                  Fill vacancies on the Board; and

•                  Recommend to the Board candidates for election or reelection.

Nomination of Managers

The Nomination Committee does not have an official policy regarding the consideration of candidates recommended by members. However, our operating agreement requires that all persons serving on the Board be members, or representatives of members, of the Company. Moreover, historically, the Nomination Committee identifies potential candidates to the Board by soliciting all members annually to submit nominations of members for the election to the Board. In addition, the Nomination Committee may identify potential candidates by directly contacting members whom it believes would be a good candidate to the Board in light of specific qualities, skills or needs of the Board.

Before the Nomination Committee approves and recommends any person for nomination, the person must meet certain minimum qualifications. The person must have no criminal record or disciplinary history pertaining to certain specified acts or events within a prescribed period of time; the person must be “independent” as defined by the SEC and the corporate governance rules under NASDAQ (except that a person is not prohibited from serving if he or she receives payment for the sale and delivery of corn to the plant); the person must satisfactorily complete a nomination application that requests certain personal background information, including employment history, educational background, and community and organization involvement; and the person must possess certain qualities such as sound ethics, loyalty and commitment, and an ability to analyze and communicate effectively and work with others.

As in prior years, in preparation of the 2008 Annual Meeting, the Nomination Committee actively solicited the Company’s members to submit nominations.  On February 11, 2008, the Nomination Committee notified all members of the opportunity to submit nominations to the Nomination Committee. Members interested in serving on the Board were required to return a nomination application to the Nomination Committee on or before March 3, 2008. In response to this notice, the Nomination Committee received a total of five nominations, all of whom are incumbents to the Board.  A similar process is expected to be used in preparation for the 2009 Annual Meeting.

The Nomination Committee approved and recommended that the nominations submitted by the members be included on the ballot for the 2008 Annual Meeting and election. The nominees for District One are Wendell Falk, Mark Lounsbery, Robert Narem and Bill Whipple, and for District Two is Robert Wittnebel.  Detailed information about each nominee is provided above in “Information About Nominees.”

EXECUTIVE OFFICERS AND MANAGEMENT

Executive Officer of Northern Growers, LLC

Our sole and principal executive and financial officer is set forth below.  This individualist also a manager of the Board and additional information about him can be found above under “Information About Current Board of Managers.”

Name	Position
Robert Narem	Chief Executive Officer/Chief Financial Officer

Mr. Narem is primarily responsible for any day-to-day management of Northern Growers and overseeing its ownership interest in Northern Lights Ethanol, LLC (d/b/a POET™ Biorefining - Big Stone).

Management and Key Employee of the Ethanol Plant

Our principal business and asset is our majority ownership of Northern Lights Ethanol, LLC (d/b/a POET™ Biorefining - Big Stone).  POET™ Biorefining - Big Stone is an ethanol plant located in Big Stone City, South Dakota, with a production capacity of 75 million gallons of ethanol annually. We own a 77.16% interest in POET™ Biorefining - Big Stone, with Broin Investments I, LLC, owning the remaining interest.

POET™ Biorefining - Big Stone’s board of managers consists of seven individuals.  Broin Investments I elects two persons and we elect five persons to POET™ Biorefining - Big Stone’s board of managers.  Our current representatives to POET™ Biorefining - Big Stone’s board of managers, each of whose biographical information is provided above, are the following:  Lars Herseth, Ron Olson, Delton Strasser, Steve Street, and Bob Wittnebel.  Broin Investments I’s representatives are Denny DeVos and Larry Ward.  Denny DeVos is Director of Corporate Finance of POET™, LLC, which owns and controls all of the POET™-related companies with which POET™ Biorefining - Big Stone does business, including POET™ Design and Construction, Inc. (f/k/a as Broin and Associates, Inc.), POET™ Plant Management, LLC (f/k/a Broin

Management, LLC), POET™ Research, Inc. (f/k/a Broin Research, Inc.), Ethanol Products, LLC (d/b/a POET™ Ethanol Products), and POET™ Nutrition, Inc. (f/k/a Dakota Gold Marketing). Larry Ward is an employee at POET™, LLC, whose title is Vice President of Project Development.

The day-to-day operations of POET™ Biorefining - Big Stone are managed by POET™ Plant Management, LLC.  POET™ Plant Management employs two individuals who serve as the general manager and technical manager of the plant and compensates them directly for their services. The general manager of the plant is Blaine Gomer. Mr. Gomer, 45, graduated from South Dakota State University, Brookings, South Dakota, in 1986 with a Bachelor of Science Degree in Agriculture, majoring in Dairy Science (Manufacturing) with a minor in Microbiology.  He also received an Associate of Applied Science Degree in Engineering/Architectural Drafting from Lake Area Technical Institute in Watertown, South Dakota, in 1981.  His management experience and positions previous to being general manager are as follows: regional operations manager, Leprino Foods Company, Norfolk, Nebraska, from 1998 to 2002; plant manager, Dairy Farmers of America, Inc., Hartington, Nebraska from 1994 to 1998; plant manager, Dairy Farmers of America Inc., Willows, California, from 1992 to 1994, plus other middle management positions within the Dairy Farmers of America Inc. organization from 1986 to 1992.

Family Relationships Between the Board Members, Executive Officers, Key Employees or Nominees

No family relationships exist between any of the managers of the Board, officer, key employee, or nominees of Northern Growers or POET™ Biorefining - Big Stone.

EXECUTIVE AND MANAGEMENT COMPENSATION

Compensation Discussion and Analysis.

Objectives of the Compensation Program

Our Board directly oversees the compensation that we pay to our principal executive and financial officer, Bob Narem, and, through our representation on the POET™ Biorefining - Big Stone’s board of managers, the compensation we pay to POET™ Plant Management, LLC. We have not designated or created a separate compensation committee for this purpose.  Our compensation program is structured to reflect the unique corporate and ownership structure of the Company.  Because our principal business and asset is managing our ownership interest in POET™ Biorefining - Big Stone, the compensation we pay is designed to compensate Mr. Narem for overseeing our day-to-day operations as well as reward POET™ Plant Management and its employees for superior performance in running the day-to-day operations of POET™ Biorefining - Big Stone.

Elements in Compensation

This section is an overview of our compensation program for our principal executive officer, Bob Narem, and management of POET™ Biorefining - Big Stone.  Our compensation program is comprised of two primary elements: 1) the direct fees we pay to Bob Narem for the services he performs in overseeing the Company and managing our interest in POET™ Biorefining - Big Stone; and 2) the management fee that POET™ Biorefining - Big Stone pays to POET™ Plant Management, LLC for managing the day-to-day operations of POET™ Biorefining - Big Stone.

Our compensation program is structured based on our unique corporate and organizational structure which was formed in 2001. POET™ Biorefining - Big Stone was organized on February 14, 2001 based on a collaboration between our predecessor cooperative and representatives of POET™, LLC (formerly known as Broin Companies, LLC).  Starting in 2000, both we and representatives of POET™, LLC, became interested in building an ethanol plant in northeastern South Dakota.  As a cooperative, we had the ability to raise equity and obtain a corn supply from our members in a cost effective manner, but lacked certain expertise associated with building and managing an ethanol plant. Conversely, representatives of POET™, LLC, possessed certain expertise in building and managing an ethanol plant but lacked the ability to finance the construction of a plant as well as assure that the plant received an adequate corn supply. Consequently, both we and POET™ collaborated to form POET™ Biorefining – Big Stone (f/k/a Northern Lights Ethanol, LLC), by entering into a member control agreement on February 20, 2001. Under the member control agreement, we set forth the current ownership and corporate structure of POET™ Biorefining - Big Stone, whereby we own a controlling interest (77.16%) and Broin Investments I, LLC owns the remaining interest (22.84%), as well as set forth the financing, corn supply terms and the general nature of managing and overseeing the plant. Specifically, it was agreed that general oversight of POET™ Biorefining - Big Stone would be performed jointly between us and Broin Investments I through a seven member board of managers, but that the day-to-day operations would be managed by POET™ Plant Management, LLC  under a management agreement. Accordingly, POET™ Plant Management and its two employees, the general and technical manager, operate the day-to-day business of POET™ Biorefining - Big Stone. Our chief executive and financial officer, Bob Narem, works with the general manager and employees of POET™ Biorefining - Big Stone, to carry out his duties and responsibilities.

Our chief executive and financial officer, Bob Narem, has served in this position since September 11, 2003.  Mr. Narem does not receive a salary or bonus for his services as officer. He also does not receive any stock or incentive awards and does not receive any health-care, retirement or other benefits. His compensation is strictly based on services he performs on our behalf. He receives a fee of $250 for most services performed on our behalf, including reviewing financial reports, preparing and reviewing SEC reports and compliance matters, communicating with our Board and the general manger, and anything else relating to the oversight of the management of POET™ Biorefining - Big Stone.

POET™ Plant Management, LLC has managed POET™ Biorefining - Big Stone since operations began in 2002. Under a new management agreement entered into in April 2005, POET™ Biorefining - Big Stone pays POET™ Plant Management a fixed annual fee of $450,000, payable in equal monthly installments. The fee is adjusted annually for inflation based on the Consumer Price Index. The fee is paid to manage all operational and technical aspects of plant’s operations, and includes the salaries of the general manager, Blaine Gomer, and the technical manager, both of whom are employees and under the control of POET™ Plant Management.  In addition, POET™ Biorefining - Big Stone pays POET™ Plant Management an incentive fee of 5% of net income from plant operations. The fee is payable quarterly based on unaudited financial statements.  If at the end of the year, POET™ Biorefining - Big Stone has paid POET™ Plant Management more than 5% of total net income as part of this incentive fee, POET™ Plant Management is responsible for returning the overpayment.  The management agreement between POET™ Biorefining and POET™ Plant Management is in effect until June 30, 2015. Except in limited circumstances, POET™ Biorefining - Big Stone may terminate the management agreement only for “cause.”  Cause is defined as: (i) POET™ Plant Management’s fraud, embezzlement or other illegal conduct, (ii) the termination or expiration of the license agreement, (iii) POET™ Plant Management’s substandard performance as compared to other similarly-sized ethanol plants in the region not managed by POET™ Plant Management with such substandard performance lasting for a period of twelve consecutive months and/or (iv) POET™ Plant Management’s breach of the terms and conditions of the management agreement.

Board Report

The Board has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the Board recommends that the Compensation Discussion and Analysis be included in the Company’s Information Statement. The report is provided by the Board who are the following:

BOARD OF MANAGERS
Ronald Anderson
Leroy Bergan
Wendell Falk
Lars Herseth
Mark Lounsbery
Robert Metz
Robert Narem
Jeff Olson
Ronald Olson
Heath Peterson
Delton Strasser
Steve Street
Bill Whipple
Robert Wittnebel

Summary Compensation Table

The tables below summarize the total compensation paid or earned by our CEO/CFO.  The amounts reported in the Summary Compensation Tables reflect actual amount paid during the year.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) See Note 2	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Narem (1)	2007	$ NA	NA	NA	NA	NA	NA	$5,254	$5,254
	2006	NA	NA	NA	NA	NA	NA	$3,125	$3,125

(1)           Robert Narem is the Chief Executive and Financial Officer of the Company.

(2)          The amounts shown in this column include the items summarized in the following table:

ALL OTHER COMPENSATION TABLE

Name of Officer	See Note 3	Total All Other Compensation
Narem	$5,254	$5,254

(3) The amount shown in this column represents the Company’s total aggregate payment to Mr. Narem in 2007 for services performed on behalf of the Company at $250 per service item.

COMPENSATION OF MANAGERS

For their services on the Board of the Company, an individual receives compensation shown in the following table and explained in the accompanying notes. No employee, except Bob Narem, serves on the Board.

Name	Fees Earned or Paid in Cash See Note 1	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation	All Other Compensation See Note 2	Total ($)
Ronald Anderson	$4,357	—	—	—	—	—	$4,357
Leroy Bergan	$1,957						$1,957
Wendell Falk	$2,885	—	—	—	—	—	$2,885
Lars Herseth	$3,381	—	—	—	—	—	$3,381
Mark Lounsbery	$2,708	—	—	—	—	—	$2,708
Robert Metz	$3,256	—	—	—	—	—	$3,256
Robert Narem	$5,254	—	—	—	—	—	$5,254
Jeff Olson	$4,515	—	—	—	—	—	$4,515
Ronald Olson	$4,870	—	—	—	—	—	$4,870
Heath Peterson	$4,908	—	—	—	—	—	$4,908
Delton Strasser	$3,391	—	—	—	—	—	$3,391
Steve Street	$2,962	—	—	—	—	—	$2,962
Bill Whipple	$3,873	—	—	—	—	—	$3,873
Robert Wittnebel	$5,846	—	—	—	—	—	$5,846

(1)                                  Our Board receives a per diem fee for services performed on our behalf in the amount of $250 for each regular Board or committee meeting.  The Board also receives the same membership benefits as other Company members receive in proportion to their ownership of capital units in the Company.

(2)                                  Managers are reimbursed at current IRS rates for travel incurred for each board and committee meeting or function and when attending other events on behalf of the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, MANAGEMENT AND NOMINEES

The following tables sets forth the current beneficial ownership of our capital units, both in terms of equity and voting interests, by managers of the Board, executive officers, nominees to the Board and any beneficial owner of more than 5% of any class of our capital units, as of April 30, 2008.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner (in units)	Equity Percent of Class	Voting Percent of Class
Class A	South Dakota Corn Processors Fund P.O. Box 85102 Sioux Falls, South Dakota 57104	3,150,000	6.2%	*

Class A	Ronald Anderson, Manager(2)	160,000	*	*

Class A	Leroy Bergan, Manager	40,000	*	*

Class A	Wendell Falk, Manager (3)	40,000	*	*

Class A	Lars Herseth, Manager	165,000	*	*

Class A	Mark Lounsbery, Manager(4)	246,666	*	*

Class A	Robert Metz, Manager(5)	200,000	*	*

Class A	Robert Narem, Manager, CEO/CFO(6)	120,000	*	*

Class A	Jeff Olson, Manager	40,000	*	*

Class A	Ronald Olson, Manager	140,000	*	*

Class A	Heath Peterson, Manager	120,000	*	*

Class A	Delton Strasser, Manager(7)	160,000	*	*

Class A	Steve Street, Manager(8)	320,000	*	*

Class A	Bill Whipple, Manager(9)	440,000	*	*

Class A	Robert Wittnebel, Manager	40,000	*	*

Class A	Managers and Executive Officers, as a Group	2,231,666	4.4%	1.4%

*Percentage of capital units beneficially owned does not exceed 1% of the class.

(1)               The addresses for each of the individual managers listed above is set forth above under “Information About Current Board of Managers or” or “Information About Nominees.”

(2)               Includes 120,000 capital units owned of record by the Ronald Anderson Trust of which Mr. Anderson is the trustee.

(3)               Includes 40,000 capital units owned jointly with Mr. Falk’s wife.

(4)               Includes capital units owned jointly with Mr. Lounsbery’s wife.

(5)               Includes 80,000 capital units owned of record by Mr. Metz’s wife.

(6)               Includes capital units owned of record by Soil Consultants, Inc. of which Mr. Narem is the owner.

(7)               Includes 160,000 capital units owned jointly with Mr. Strasser’s wife.

(8)               Includes 80,000 capital units owned of record by Mr. Street’s wife.

(9)               Represents capital units owned of record by Whipple Trust of which Mr. Whipple is trustee, and Whipple Ranch, Inc. of which Mr. Whipple is co-owner.

TRANSACTIONS WITH RELATED PERSONS

Our individual Board members, nominees to the Board, and officer have not entered into, and do not anticipate entering into, any contractual or other transactions between themselves and us, directly or indirectly, except for transactions identical to those provided to other our members such as corn delivery transactions. Board members receive a per diem fee and other reimbursement and compensation for their Board services, as described above.

Except as set forth under the Company’s operating agreement, the Company does not have any formal policies and procedures for the review, approval or ratification of transactions between individual Board members or officers and the Company. Under our operating agreement, all acts of the Board are required to be conducted by majority vote of disinterested persons serving on the Board. A disinterested person is defined as a person who does not have a financial interest in any contract or agreement, or whose family member does not have a financial interest in the same. A person who is not disinterested is precluded from voting on the matter at hand unless such agreement or contract is made available to all members of the Company. In 2007, the terms and conditions regarding a vote by disinterested Board members were fully complied with under our operating agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and managers of our Board, and persons who directly or indirectly own more than ten percent of a class of our Class A capital units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  Executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from our executive officers and managers of the Board, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2007, except a Form 4 report was not timely filed for Lars Herseth and Ron Olson.

ANNUAL REPORT

Our annual report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, which will accompany the mailing of this Information Statement, is not deemed a part of this Information Statement.

CODE OF ETHICS

All of the managers of the Board, officers and employees, are required to comply with the Company’s Code of Ethics. A copy of the Code of Ethics can be obtained, without charge, by writing to the Company at the following address:

Membership Coordinator

Northern Growers, LLC

c/o POET™ Biorefining - Big Stone

48416 144th Street.

Big Stone City, South Dakota 57216

 Amendments and modifications to, and waivers of, the Code of Ethics will be promptly disclosed by the Company, to the extent required under the Exchange Act, on a current report on Form 8-K.

AUDIT MATTERS

A representative of the firm of Eide Bailly LLP is expected to be present at the 2008 Annual Meeting of Members.  Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from members.

MEMBERS’ PROPOSALS

Any member proposal intended to be considered for inclusion in the Information Statement for presentation at the 2009 Annual Meeting of Members must be received by the Company no later than February 1, 2009. The proposal must be in accordance with the provisions of Item 4 of Schedule 14C promulgated by the SEC under the Exchange Act of 1934.  It is suggested that the proposal be submitted by certified mail – return receipt requested.  Members who intend to present a proposal at the 2009 Annual Meeting of Members without including such proposal in the Company’s Information Statement must provide us with notice of such proposal in writing no later than 60 days before the 2009 Annual Meeting.  We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

COMMUNICATIONS WITH THE BOARD

Members and other parties interested in communicating directly with the Board, or individual members of the Board, may do so by writing to the Board or to an individual member of the Board. Communications should be addressed to: Membership Coordinator—Northern Growers, LLC, c/o POET™ Biorefining - Big Stone, 48416 144th Street, Big Stone City, South Dakota 57216.

“HOUSEHOLDING” OF PROXY MATERIALS.

The SEC has adopted rules that permit companies to satisfy delivery requirements for information statements with respect to two or more members sharing the same address by delivering a single information statement addressed to those members. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household information materials, delivering a single information statement to multiple members sharing an address unless contrary instructions have been received from the affected members. Once you have received notice from us that we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, please notify us by sending a written request to Northern Growers, LLC, c/o POET™ Biorefining - Big Stone, 48416 144th Street, Big Stone City, South Dakota 57216.

OTHER MATTERS

The Board knows of no other matter to be acted upon formally at the meeting.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Steve Street
Steve Street
June 17, 2008	President of the Board of Managers

Appendix I

AUDIT COMMITTEE CHARTER

of

NORTHERN GROWERS, LLC

(the “Company”)

1.                                       Members.

The Company’s Board of Managers (the “Board”) shall appoint an Audit Committee of at least three members, consisting entirely of “independent” managers of the Board (the “Audit Committee”), with one exception.  A member’s sale of corn to the Company and the sale proceeds received from the Company in connection with these sales, while it may preclude a member from being deemed “independent,” as defined below, it shall not disqualify a member from serving on the Audit Committee.  The Audit Committee shall also designate one member as chairperson.

2.                                       Independence.

For purposes hereof, “independent” shall be defined by NASDAQ rules 4200 and 4350. as amended.  For purposes hereof, the terms “manager” and “director” shall be synonymous.

3.                                       Financial Literacy.

Each member of the Audit Committee must be financially literate. For purposes of this requirement, ‘financial literacy’ means each member of the Audit Committee (i) shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, or (ii) shall become able to do so within a reasonable period of time after his or her appointment to the Audit Committee.

4.                                       Purposes, Duties, and Responsibilities.

The Audit Committee represents and advises the Board in performing some of its oversight responsibilities.  The Audit Committee shall represent the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company.  At its discretion, the Audit Committee may also conduct inquiries concerning the general risk profile of the Company and the Company’s efforts at identifying and controlling key risks (“risk management”) which may affect the quality of financial reporting and/or the vitality of the Company.

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.  This is the responsibility of management and the Independent Auditor.  Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the Independent Auditor or to assure compliance with laws and regulations.

In carrying out its duties and responsibilities, the Audit Committee’s policies and procedures should remain flexible, so that it may be in a position to best address or respond to changing circumstances or conditions.  While there is no “blueprint” to be followed by the Audit Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Audit Committee:

(i)

To recommend to the Board, and to evaluate, the firm of independent certified public accountants to be appointed as outside auditor of the Company, which firm shall be ultimately accountable to the Board through the Audit Committee (the “Independent Auditor”).

(ii)

To review and discuss with the Independent Auditor its audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the Independent Auditor with respect to interim periods.

(iii)

To review and discuss with the Independent Auditor of the Company any relationships between the Independent Auditor and the Company or any other relationships that may adversely affect the independence of the auditor and, based on such review, assess the independence of the auditor.

(iv)

To review and discuss with management and the Independent Auditor the financial statements of the Company, including an analysis of the Independent Auditor’s judgment as to the quality of the Company’s accounting principles.

(v)	To resolve any disagreements between the Independent Auditor and the Company’s management regarding financial reporting.

(vi)

To recommend to the Board, based on the review and discussions described in paragraphs (ii) through (v) above, the financial statements that should be included in the Annual Report on Form 10-KSB or Form 10-K.

(vii)

To review with management and the Independent Auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, or Form 10-Q, including the results of the Independent Auditors’ reviews of the quarterly financial statements.

(viii)

To review and discuss with management and the Independent Auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (b) any transactions or courses of dealing with parties related to the Company which transactions or arrangements (i) are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, (ii) and are relevant to an understanding of the Company’s financial statements.

(ix)	To review and discuss with management and the Independent Auditor the adequacy of the Company’s internal controls.

(x)

To review and discuss with management and the Independent Auditor, the accounting policies which may be viewed as critical, and review and discuss any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial statements.

(xi)	To review with management and the Independent Auditor the Company’s financial risk exposures and the steps management has taken to monitor and control such exposures.

(xii)

To establish policies and procedures for the engagement of the Independent Auditor for any auditing or any non-auditing service, as set forth in Appendix A, and consider whether the Independent Auditor’s performance of non-audit service is compatible with the Independent Auditor’s independence.

(xiii)	To review material pending legal proceedings involving the Company and contingent liabilities of the Company.

(xiv)	To periodically evaluate the performance of individual Audit Committee members and the Audit Committee chairperson, as well as the performance of the Audit Committee as a whole.

(xv)	To pursue continuing education at the expense of the Company to achieve and improve “financial literacy” and greater understanding of other business matters relevant to the Audit Committee’s purpose.

(xvi)

To establish procedure for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounts, internal accounting controls and auditing matters and (b) the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

(xvii)	To review the appropriateness and usefulness of the Audit Committee Charter.

5.                                       Meetings.

The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically.  The majority of the members of the Audit Committee shall constitute a quorum.  The Audit Committee may create subcommittees which shall report to the Audit Committee.

The Audit Committee shall meet in executive session with the Independent Auditors at least annually.  The Audit Committee shall report to the full Board with respect to its meetings.

6.                                       Outside Advisors.

The Audit Committee shall have the authority to retain independent counsel, experts, and other advisors as it determines appropriate to assist in the full performance of its duties.

7.                                       Investigations.

The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist it in the conduct of any investigation.

APPENDIX A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditor.  The Audit Committee shall pre-approve all audit services and non-audit services to be provided to the Company by the Independent Auditor.  The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals required by this policy.  The decision of any member to whom authority is delegated under this policy to grant such an activity shall be presented to the Audit Committee at the next scheduled meeting. Each audit or non-audit service that is approved by the Audit Committee shall be reflected in a written engagement letter or writing indicating the services to be performed and the costs of such services, which shall be signed by either a member of the Audit Committee or by a person authorized by the Audit Committee to sign on behalf of the Company.

If the Audit Committee approves an audit service within the scope of the engagement letter or writing, then such audit service will deemed to have been approved for purposes of this policy.

The Audit Committee will not approve any non-audit service that, individually or in the aggregate, may impair, in the Audit Committee’s opinion, the independence of the Independent Auditor.

A.                   Prohibited Non-Audit Services.

The Independent Auditor may not provide to the Company any of the following non-audit services:

1.	Bookkeeping or other services related to the Company’s accounting records or financial statements;

2.	Financial information systems design and implementation;

3.	Appraisal or evaluation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal audit outsourcing services;

6.	Management functions or human resources;

7.	Broker-dealer, investment advisor, or investment banking services;

8.	Legal services and expert services unrelated to the audit; and

9.	Any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

B.                     Permitted Non-Audit Services.

The Independent Auditor may provide to the Company any non-audit services, including tax services, other than the prohibited non-audit services described above, so long as the Audit Committee has approved such services in accordance with this policy.

C.                                     Audit Services to be Pre-Approved.

1.                                       Audit Services.

i.	Financial audits and reviews of the Company and subsidiary.

ii.

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comment letters, consents), and assistance in responding to SEC comment letters.

iii.

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

2.                                       Audit-Related Services.

i.	Review of financial statements of businesses considered for acquisition and due diligence services pertaining to potential business acquisitions/dispositions.
ii.	Financial statement audits of employee benefit plans.
iii.	Attestation services related to the Company’s internal controls.
iv.	Assistance in dealing with and responding to the SEC and other domestic regulatory agencies on financial matters.
v.

Consultations by the Company’s management as to the accounting or disclosure treatment of potential transactions or events and/or the potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

vi.	Review of the effectiveness of the internal audit function at the request of the Company or third party.
vii.	Assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act.

3.                                       Tax Services.

i.	U.S. federal, state and local tax planning and advice regarding the tax consequences of proposed or actual transactions, provided such advice does not constitute an advocacy position.
ii.	Assistance with U.S. federal, state and local tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities).